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Exhibit 15.1

August 27, 2002

Board of Directors and Shareholders
Fleetwood Enterprises, Inc.

        We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 33-55824) of Fleetwood Enterprises, Inc., Registration Statement (Form S-8 No. 333-15167) of Fleetwood Enterprises, Inc., Registration Statement (Form S-8 No. 333-37544) of Fleetwood Enterprises, Inc., Registration Statement (Form S-8 No. 333-101543) of Fleetwood Enterprises, Inc. for the registration of 3,552,698 shares of its common stock, and Registration Statement (Form S-3 No. 333-73678) of Fleetwood Enterprises, Inc. for the registration of 2,359,945 shares of its common stock of our report dated August 27, 2002 relating to the unaudited condensed consolidated interim financial statements of Fleetwood Enterprises, Inc. that are included in its Form 10-Q for the quarter ended July 28, 2002.

/s/ Ernst & Young LLP

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  Exhibit 15.1